Exhibit 21

SUBSIDIARIES OF STATE STREET CORPORATION

The following table presents the name of each significant State Street subsidiary and the state or jurisdiction of its organization. Certain subsidiaries of State Street have been omitted in accordance with SEC regulations because, when considered in the aggregate, they did not constitute a “significant subsidiary” of State Street.

Currenex INC	Massachusetts

EuroGalleon Limited	Ireland Ireland

International Fund Services (Ireland) Limited	Massachusetts

Investors Boston Securities Corporation	California

Investors California, LLC	Massachusetts

Investors Copley Securities Corporation	Massachusetts

Lincoln Securities Corporation	Grand Cayman

Offshore Financial Solutions LTD	New Jersey

Princeton Financial Systems	Massachusetts

Quincy Securities Corporation	Australia

SS Borrowdale Pty Limited	Australia

SS Scarborough Pty Limited	Massachusetts

SSB Realty, LLC	Delaware

State Street AIS Europe LLC	Massachusetts

State Street Bank and Trust Company	United Kingdom

State Street Bank Europe, Limited	Germany

State Street Bank GmbH	Italy

State Street Bank S.p.A.	Luxembourg

State Street Bank Luxembourg S.A.	France

State Street Banque, S.A.	Delaware

State Street Global Advisors International Holdings INC	Delaware

State Street Global Advisors, INC	United Kingdom

State Street Global Markets Intl Ltd.	Massachusetts

State Street Global Markets, LLC	Germany

State Street Holdings Germany GmbH	Ireland Italy

State Street Holdings Ireland	Massachusetts

State Street Holdings Italy S.R.L.	Switzerland

State Street International Holdings	Ireland

State Street International Holdings Switzerland GmbH	California

State Street International Ireland Limited	Massachusetts

State Street Investment Services California LLC

State Street Massachusetts Securities Corporation